Exhibit 10.1

SUNKIST GROWERS, INC.

COMMERCIAL PACKINGHOUSE LICENSE AGREEMENT

THIS COMMERCIAL PACKINGHOUSE LICENSE AGREEMENT (this “Agreement”) is made and entered into as of June 06, 2025 and effective as of November 1, 2025 (the “Effective Date”), by and among SUNKIST GROWERS, INC., a nonprofit marketing cooperative (“Sunkist”), Saticoy Fruit Exchange (“District Exchange”), a nonprofit cooperative and a member of Sunkist, and Limoneira Company, a Delaware corporation (“Packer”).

RECITALS

A.            Sunkist Members. The members of Sunkist include (i) citrus growers (“Growers”), (ii) nonprofit cooperative local associations of Growers (“Local Associations”), and (iii) nonprofit cooperative associations of Growers and Local Associations (“District Exchanges”), one of which is District Exchange.

B.            Sunkist System. Sunkist and its Growers, Local Associations and District Exchanges together are commonly known as the Sunkist System (the “Sunkist System”); the Sunkist System is organized and operates for the sole benefit of the Growers in the marketing of their citrus fruit.

C.            Facility Requirements. In addition to the central marketing and related functions performed for the Growers by Sunkist and its District Exchanges, Growers require facilities for grading, labeling, packing, shipping and handling the fruit produced from their groves to prepare the same for marketing by Sunkist. Those facilities are either owned by Local Associations, or are made available to Growers, individually or through Local Associations, by commercial packers (such as Packer) licensed by Sunkist to handle the citrus fruit of Growers (“Packers”).

D.            Obligation to Return Proceeds. Sunkist, District Exchange, Packer and all other marketing agencies and facilities within the Sunkist System are required by (and in accordance with) law, contract and/or the terms of their charter documents to return to Growers the net proceeds from the sale of the Growers' citrus fruit. Pursuant to the authorization of the Growers who have engaged Packer to pack and ship their citrus fruit, including Packer with respect to its own grown citrus fruit (collectively, the “Packer Growers”), Sunkist shall deliver its net sales proceeds to Packer for distribution by Packer to its Packer Growers in accordance with Packer’s legal obligations to its Packer Growers in that regard.

E.            Trademarks. Since its adoption in 1907, Sunkist has used the SUNKIST® trademark and other trademarks as the cornerstone of its marketing activity for its Growers' benefit, and in that connection, has spent millions of dollars on the development, preservation and protection of such trademarks, which are, along with Sunkist's reputation, of vital concern to Sunkist, its members and the Sunkist System.

COVENANTS

NOW THEREFORE, IN CONSIDERATION of the promises and of the covenants hereinafter contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, Sunkist, District Exchange and Packer (each singly sometimes herein, a “Party”, and all collectively sometimes herein, the "Parties") hereby agree as follows:

1.            Granting of Permission and License. Sunkist hereby grants to Packer non-exclusive, non-transferable permission to do the following (collectively, “Authorized Activities”): subject to any and all instructions, rules and regulations concerning inspection, quality control, shipping, marketing and other matters, as may be adopted and modified from time to time by Sunkist and/or District Exchange in their sole discretion, to grade, label, pack, prepare for marketing by Sunkist pursuant to market opportunities developed by Sunkist, and ship (but not market or sell except as otherwise authorized from time to time by written Sunkist marketing policies) only Packer Grower citrus fruit that meets specifications set by Sunkist in its sole discretion, through District Exchange in packing facilities of Packer located at the address for notices set forth in Section 18 hereof or at such other address as may be approved by Sunkist. In connection therewith, Sunkist also grants to Packer a non-exclusive and non-transferable license to use solely and directly in connection with Packer’s Authorized Activities the SUNKIST® trademark and such additional trademarks of Sunkist, if any, including any and all variations or modifications of the foregoing, that Sunkist may approve in writing in advance, and all registrations, applications and renewals of the foregoing (the SUNKIST® trademark and any such other additional Sunkist trademarks, hereinafter singly and collectively, the “Sunkist Trademark”).

2.            Term. As used herein, “Fiscal Year” means the one-year period commencing on November 1 of each calendar year and ending on the ensuing October 31. This Agreement will have a term (“Term”) of three (3) Fiscal Years, from November 1, 2025 through October 31, 2028, unless earlier terminated in accordance with the provisions of Section 6. The initial Fiscal Year will commence on November 1, 2025 and end on October 31, 2026. On November 1, 2026, and on each anniversary of such date thereafter, the Term shall automatically, and without further act or notice by any Party, be extended for an additional one (1) Fiscal Year unless, on or before such date (or subsequent anniversary, as applicable) Sunkist or Packer gives notice in writing to the other that the Term shall not be so extended. By way of illustration, on November 1, 2026 the Term shall be automatically extended for one (1) additional Fiscal Year, to October 31, 2029, unless Sunkist or Packer has given notice on or before November 1, 2026 that the Term shall not be so extended.

3.            Covenants of Packer. Packer agrees as follows:

a)            No Non-Grower Fruit; No Commingling. Packer understands that Sunkist has a substantial interest in preventing misuse of the Sunkist Trademark and marketing information developed at the expense of Sunkist members. Accordingly, Packer shall not, without Sunkist's prior written consent, which consent shall only be provided on a temporary basis and which Sunkist may withhold or delay in its sole and absolute discretion, pack or otherwise handle citrus fruit for persons or entities (singly a “Person, and collectively “Persons”) other than Packer Growers, other Sunkist Growers, or other Sunkist Packers (“Non-Grower Fruit”). In the event that Sunkist gives such consent, Packer shall not pack, ship or otherwise handle Non-Grower Fruit in any way that might allow, threaten, or result in, the commingling or confusion of Non-Grower Fruit or the proceeds thereof, either in a physical or accounting sense, with the citrus fruit of Packer Growers or the proceeds thereof. In that regard, Packer understands that commingling of Packer Grower fruit and/or the proceeds thereof may jeopardize Sunkist’s confirmation of certain matters critical to its ability to continue to operate as a cooperative as it now does, including, without limitation, verification that the Sunkist System is operating on a cooperative basis only with producers and is returning to those producers the net proceeds of sale, and that Sunkist’s non-member business does not exceed its member business.

b)            Shipping and Marketing Control. Packer recognizes that Growers market their citrus fruit through the Sunkist System pursuant to market opportunities developed and consummated by Sunkist. Accordingly, Packer shall ship Packer Grower citrus fruit to market only as instructed by Sunkist pursuant to such opportunities. Sunkist shall have the sole and exclusive right to determine prices and other terms and conditions upon which all fruit delivered to it by Packer is to be advertised, marketed, delivered and sold, including, without limitation, the right to modify, waive, enforce or not enforce (as it sees fit) such prices, terms and conditions and to settle claims of or against its customers; provided, however, that Sunkist shall not settle or otherwise make concessions adverse to Packer based upon a customer complaint or claim unless and until Sunkist has given Packer notice of such complaint or claim and a reasonable opportunity to present to Sunkist Packer’s response thereto.

c)            No Packer Marketing. Packer shall not market, sell or dispose of, or attempt to market, sell or dispose of, any fruit except by or through Sunkist in accordance with the terms and conditions hereof. Packer shall not solicit business from or correspond with any prospective buyers, or employ any solicitor or agent, for the purpose of promoting the sale of any fruit, except to the extent expressly permitted pursuant to written policies or exceptions that Sunkist may from time to time disseminate; provided, however, that under no circumstances may Packer discuss or otherwise communicate with prospective buyers on the subjects of pricing, allowances or rebates. Packer shall also not directly or indirectly consign fruit without the prior written approval of Sunkist, or make arrangements to deliver fruit other than exactly as manifested, or make brokerage payments, or ship fruit without an order; provided, however, that Packer may from time to time refuse to fill a customer order submitted to Packer by Sunkist on grounds reasonably acceptable to Sunkist and in accordance with such policies as Sunkist may from time to time adopt.

d)            Sunkist Instructions and Regulations. In its performance of Authorized Activities, Packer shall comply with the instructions, rules and regulations of Sunkist and/or District Exchange. Without limiting the generality of the foregoing, in preparing for shipment and causing Grower fruit to be shipped to market pursuant to instructions from Sunkist, Packer recognizes the power and authority of Sunkist to specify the route and method for such shipment, the facilities to be used and the pooling of transportation costs and charges; and in such matters, Packer shall comply with such routing, transportation selection and transportation pooling practices as Sunkist may, in its sole discretion, from time to time authorize and direct.

e)            Legal Compliance. ALL PACKER ACTIVITIES UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ITS AUTHORIZED ACTIVITIES HEREUNDER, AS WELL AS ITS BUSINESS AND OPERATIONS IN GENERAL, SHALL COMPLY (TO THE EXTENT APPLICABLE) WITH GOOD MANUFACTURING PRACTICES, FDA GUIDELINES FOR GOOD AGRICULTURAL PRACTICES, AND ALL FEDERAL, STATE, LOCAL AND ANY APPLICABLE FOREIGN STATUTES, REGULATIONS, AND OTHER APPLICABLE REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING PERTAINING TO (I) PUBLIC HEALTH, FOOD SAFETY, THE ENVIRONMENT OR HAZARDOUS MATERIALS OR SUBSTANCES, CHEMICALS, FUNGICIDES, INSECTICIDES, RODENTICIDES, AND OTHER PESTICIDES; (II) FOOD COATING, PACKAGING, WEIGHTS AND MEASURES, LABELING AND ADVERTISING; AND (III) PRODUCT EXPORTATION (all the foregoing collectively, “Laws”).

f)            Packer Grower Agreements. Packer shall at all times during the term hereof have a written agreement with each of its Packer Growers (other than Packer itself if it produces citrus fruit) that, among other things, shall obligate Packer to return to each such Packer Grower the net proceeds from the marketing of said Packer Growers’ fruit by Sunkist and District Exchange, after deduction of Packer’s packing fees and charges agreed to by Packer and its Packer Growers, and Packer shall perform its obligations under such written agreement. Packer shall, upon request, furnish to Sunkist or District Exchange a written copy of such agreement with its Packer Growers. Packer shall not handle and account for its own citrus fruit, if any, on any basis that is more favorable to Packer than the basis used by Packer to handle and account for the citrus fruit of other Packer Growers. Packer may adopt reasonable plans for pooling fruit and the proceeds thereof.

g)            Reporting of Information; Audit: Inspection. As used herein, an “Affiliate” means and includes any Person who or which may control, be controlled by, or be under common control with, another Person, including, without limitation, the other Person's employees, agents, representatives, where control (“Control”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. In order to account properly to, and to determine various rights and obligations of, Growers in the Sunkist System, Packer shall furnish to Sunkist or District Exchange such detailed, accurate and complete information concerning the amount, volume and value of all citrus fruit packed or handled (or estimated to be packed or handled) for each Packer Grower as either Sunkist or District Exchange may from time to time request. Without limiting the generality of the foregoing, Packer shall comply with any reasonable Sunkist crop estimating program. Sunkist and District Exchange shall use any such information only for appropriate corporate purposes. Packer shall cooperate in any audit of the records of Packer or of any Affiliate thereof by Sunkist or District Exchange relevant to Packer’s compliance with this Agreement. The audit of any such Affiliate will be limited to records relevant to fruit purchased or received by Affiliate from Packer and the sale or other disposition of that fruit. Packer shall permit Sunkist or District Exchange, or their respective authorized representatives to inspect Packer's facilities to verify Packer's compliance with this Agreement.

h)            Sunkist Trademark Protections. Packer shall not at any time (i) register or use any trademark that is confusingly similar to any Sunkist Trademark; (ii) challenge the validity of any Sunkist Trademark or any registrations thereof; or (iii) take any action to interfere with, or to oppose, the registration or use by Sunkist of any Sunkist Trademark anywhere in the world in connection with any goods or services. Sunkist may enforce the obligations of Packer in this Section 3(h) by specific performance, including via restraining order and/or preliminary injunctive relief. Upon any termination or expiration of this Agreement for any reason, Packer shall immediately discontinue use of any Sunkist Trademark, except that Packer may liquidate through Sunkist any remaining inventory of fruit previously packed in packaging materials containing a Sunkist Trademark, but Packer shall not use any remaining unused inventory of packing materials that contains any Sunkist Trademark. Packer may however endeavor to resell or return, and resell or return, any such remaining inventory of unused packing materials to any other Packer licensed at that time by Sunkist to use the Sunkist Trademarks, or to Fruit Growers Supply Company.

i)            Prophet ERP System. Sunkist’s “Prophet” system is currently used for all citrus sales, bookings, and shipping. Packer shall use its best efforts, at its sole expense, to provide functional interfaces between Sunkist’s “Prophet” system and Packer’s own packing system as of the Effective Date.

j)            No Independent Brokerage Business. Packer shall fully transition its citrus brokerage and purchase business to Sunkist as of the Effective Date and shall, from that date forward during the Term, neither maintain nor operate any independent citrus brokerage, purchase, or other agency business.

k)            Trademark License. Packer hereby grants to Sunkist an exclusive, non-transferable, fully-paid, royalty-free license to use the LIMONEIRA trademark, including in the style depicted in U.S. Trademark Registration No. 3,381,270 (the “Packer Trademarks”) for the purpose of packing, marketing, selling, and distributing citrus fruit packed by Packer under this Agreement, as and when mutually consented to by Sunkist and Packer. All goodwill related to the use of the Packer Trademarks by Sunkist shall inure to the benefit of Packer.

l)            Growers to Become Members of Sunkist and Fruit Growers Supply Company. Subject to Sunkist’s rights described in Section 3(p), below, all Packer Growers shall become members of Sunkist and Fruit Growers Supply Company (“FGS”) and, as such, must execute the then-current form of Sunkist and FGS membership agreements and be bound by Sunkist’s and FGS’ bylaws then in effect and as amended from time to time. Packer acknowledges and agrees that Sunkist has the sole and absolute discretion in admitting a grower as a member of Sunkist. Packer shall become a member of District Exchange and subject to the terms and conditions of District Exchange’s governing instruments, as amended, from time to time, and the decisions, policies, and procedures of District Exchange’s Board of Directors.

m)            Packer Growers to be Bound by Sunkist Policies. All Sunkist growers, including Packer Growers, are bound by all of the policies and procedures of the Sunkist and FGS Boards of Directors in effect from time to time (including, without limitation, the requirement to cause all of their products’ fruit to be sold to Ventura Coastal).

n)            Purchase of Supplies from FGS. The FGS membership agreement and the FGS bylaws require that all growers, including all Packer Growers, cause their packinghouse (in this case, Packer) to purchase all of their “contracted” supplies (as defined by the FGS bylaws) through FGS and Packer shall comply with such bylaws’ provisions.

o)            Packer Will Accept Board-Approved Form of Packinghouse License Agreement. In the event the Sunkist Board of Directors approves a modified version of this Commercial Packinghouse License Agreement, Packer agrees that it shall be obligated to accept such modified form of agreement, which shall supersede and replace this Agreement in its entirety.

p)            Discretion in Admitting Members. Notwithstanding any provision herein to the contrary, Sunkist shall have discretion in determining whether to admit growers as members of Sunkist, whether to admit additional acreage of existing members, and in determining the criteria (whether based on volume of fruit, acreage of fruit, or otherwise) to be used in admitting or not admitting growers as members of Sunkist, which criteria may be applied to the Packer Growers or prospective Packer Growers on a case-by-case basis.

4.            Packer Representations and Warranties. Packer hereby represents, warrants and agrees, as of the date hereof and on a continuing basis thereafter during the term hereof, as follows:

a)            (i) Packer is a corporation (or, if applicable, other legal entity indicated in the Preamble hereto) duly organized, validly existing, and in good standing in the State indicated in such Preamble; (ii) Packer has full legal right and authority to enter into this Agreement and the other documents to be delivered by Packer hereunder, and to consummate the transactions contemplated herein; (iii) each of the natural persons executing this Agreement on behalf of Packer is authorized to do so; and (iv) this Agreement constitutes a valid and legally binding obligation of Packer enforceable in accordance with its terms, subject to bankruptcy and similar laws of general application with respect to creditors.

b)            WITHOUT LIMITING SUNKIST’S RIGHTS HEREUNDER TO REQUIRE PACKER TO COMPLY WITH ITS INSTRUCTIONS, RULES AND REGULATIONS REGARDING AUTHORIZED ACTIVITIES, SUNKIST’S SALES AND MARKETING POLICIES, PRACTICES, PROCEDURES AND EFFORTS, AS THEY MAY EXIST FROM TIME TO TIME (“SUNKIST SALES AND MARKETING POLICIES”) ARE NOT A PART OF THIS AGREEMENT AND SHALL NOT BE USED TO INTERPRET OR CONSTRUE THIS AGREEMENT OR ANY OF ITS PROVISIONS. WHILE PACKER MAY INCIDENTALLY BENEFIT FROM THEM, PACKER IS NOT A MEMBER OF SUNKIST (AND HAS NO SUNKIST MEMBERSHIP RIGHTS) BY VIRTUE OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY, PROVIDED THAT PACKER, IN ITS CAPACITY AS A PACKER GROWER, SHALL BE A MEMBER OF SUNKIST. ACCORDINGLY, NOTHING HEREIN AND NO TRANSACTIONS CONTEMPLATED HEREBY ENTITLE PACKER TO ANY BENEFITS OR RIGHTS UNDER ANY SUNKIST SALES AND MARKETING POLICIES OR TO ANY MINIMUM OR OTHER PRICES, VOLUMES OR RESULTS, OR TO ANY OTHER LEVEL OR MEASURE OF PERFORMANCE, EITHER INDIVIDUALLY OR BY REFERENCE TO ANY OTHER PACKERS OR LOCAL ASSOCIATIONS IN THE SUNKIST SYSTEM. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PACKER HAS NO RIGHT BY VIRTUE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO EQUAL OR EQUITABLE TREATMENT OR RESULTS WITH RESPECT TO FRUIT MARKETING, WHETHER OR NOT SUCH TREATMENT OR RESULTS ARE MEASURED OR COMPARED AGAINST ANY OTHER LICENSED PACKINGHOUSES OR LOCAL ASSOCIATIONS. NO ACTUAL OR CLAIMED DISPARITY IN PACKER’S TREATMENT BY SUNKIST OR IN RESULTS OBTAINED BY PACKER, IN COMPARISON TO OTHER LICENSED PACKINGHOUSES OR LOCAL ASSOCIATIONS, SHALL FORM ANY PART OF THE BASIS OF ANY CLAIM AGAINST SUNKIST FOR BREACH OF ANY EXPRESS OR IMPLIED OBLIGATION UNDER THIS AGREEMENT.

c)            Packer understands and acknowledges that Sunkist has a policy concerning conflicts of interest resulting from packinghouse ownerships, and that pursuant to this policy, the Sunkist Board of Directors may, in its discretion, terminate (effective immediately or otherwise) this Agreement if Packer and/or any Person who or which possesses any ownership or Control of Packer also possesses any ownership or Control of any citrus fruit packinghouse or marketing organization located in California or Arizona which is not an Affiliate of Sunkist.

d)            Any amount due Sunkist from Packer for Packer’s own account may be set off by Sunkist against any amount which Sunkist is or may become obligated to pay to Packer for Packer’s own account. Any amount due Sunkist from a Packer Grower may be set off by Sunkist against any amount which Sunkist is or may become obligated to pay to Packer for such Packer Grower’s account. In the event of any prospective termination of this Agreement, Sunkist shall be entitled to retain any amounts which in the judgment of Sunkist may be reasonably necessary to secure payment of amounts which Sunkist anticipates may subsequently become due to Sunkist from Packer for Packer’s own account. In the event of any prospective termination of Packer Grower’s membership in Sunkist, Sunkist shall be entitled to retain any amounts otherwise due to Packer with respect to such Packer Grower which in the judgment of Sunkist may be reasonably necessary to secure payment of amounts which Sunkist anticipates may subsequently become due to Sunkist from such Packer Grower.

e)            Sunkist is the marketing agent for its members, and not for Packer, except in its capacity as a Packer Grower, and accordingly, Sunkist’s obligations relating to the marketing of its members’ fruit as set forth in its written agreements with its members are owed exclusively to such members, and not (directly or indirectly) to Packer; Packer is not a third-party beneficiary of any membership agreement between Sunkist and any of its members; and Packer as such has no claim to, or other interest in, by virtue of this Agreement or the transactions contemplated hereby, any capital fund or other assets or property of Sunkist, or in any Sunkist dividends paid or payable to Growers.

f)            PACKER HAS NO RIGHTS TO USE, AND HAS NO INTEREST IN, ANY SUNKIST TRADEMARK EXCEPT AS EXPRESSLY PROVIDED BY THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PACKER HAS NO RIGHTS TO USE, WITHOUT THE EXPRESS WRITTEN CONSENT OF SUNKIST, WHICH HAS EXCLUSIVE DISCRETION OVER THESE MATTERS, ANY SUNKIST TRADEMARK (I) ON ANY FRUIT OR OTHER PRODUCTS WHICH ARE NOT MARKETED BY SUNKIST, OR ARE NOT GROWN BY PACKER GROWERS, OR (II) IN CONNECTION WITH ANY OTHER TRADEMARK OR TRADE DRESS OR (III) IN CONNECTION WITH ANY USE EXCEPT AUTHORIZED ACTIVITIES.

g)            Packer is the sole and exclusive owner of all right, title, and interest in and to the Packer Trademarks.

5.            Events of Default. Each of the following constitutes an Event of Default hereunder:

(a)	Any breach by a Party of any of its obligations, warranties or representations in this Agreement;

(b)	A Party’s (i) application for, or consent to or becoming subject to, the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property; (ii) making an assignment for the benefit of creditors; (iii) instituting any proceedings under any bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or filing a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or filing an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it; or (iv) becoming subject to any proceedings under any bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or having an order for relief entered against it in any proceeding under any bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally; or

(c)	The occurrence (in the reasonable opinion of Sunkist) of any fact, event, occurrence, condition or circumstance that materially and adversely affects, or could reasonably be expected to affect materially and adversely, (i) the business, assets or financial condition of Packer; (ii) the ability of Packer to perform its obligations under this Agreement; or (iii) the rights or remedies of Sunkist under this Agreement.

6.            Terminations. In addition to such other rights or remedies as any nonbreaching Party may have under Law or otherwise, upon an Event of Default, a nonbreaching Party may terminate this Agreement, effective ten (10) days’ after delivery of written notice of termination to the breaching Party; provided that the breaching Party will not be in default if the subject Event of Default is susceptible to cure and (a) the breaching Party commences to cure the Event of Default within such ten-day period and diligently and in good faith continues to cure the Event of Default, and (b) in any event completes such cure within thirty (30) days after delivery of the original written notice of termination to the breaching Party. A Party’s fraud or breach of a representation or warranty or breach of under Section 5(b) above shall not be susceptible to cure.

7.            Insurance. Packer shall maintain, in full force and effect, a policy or policies of insurance covering bodily injury and property damage liability, including products liability, which policies shall be in the minimums of One Million Dollars ($1,000,000) per occurrence, Five Million Dollars ($5,000,000) in the aggregate and Five Million Dollars ($5,000,000) products-completed operations; provided, however, that Sunkist may from time to time require reasonable increases to all or any of the foregoing insurance amounts upon no less than sixty (60) days prior written notice to Packer. Packer shall name Sunkist and District Exchange as an additional insured on the aforementioned policy or policies, and said policy or policies shall contain a waiver of subrogation clause running to Sunkist and District Exchange with respect to loss or damage arising out of this Agreement. Each policy shall contain a provision for thirty (30) calendar days’ advance, written notice of cancellation to Sunkist and District Exchange. Packer shall promptly request and promptly supply Sunkist and District Exchange with certificates evidencing all such insurance in the usual and customary form and substance.

8.            Confidentiality. As used herein, “Confidential Information” means and includes any trade secrets or proprietary information of a Party, and all other information received by a Party from another Party in connection with or pursuant to this Agreement, whether or not specifically marked as “confidential”, including, without limitation, sales information, member or customer lists received from a Party, pricing information or policies, computer programs or software, inventions (whether patentable or not), operational methods, marketing plans or strategies, product development techniques or plans, business plans, invention or research projects, forecasts, financial projections, sales projections, and all records containing or otherwise reflecting information concerning a Party’s business or operations, transactions, members, customers, claims, assets, liabilities or future plans; provided, however, that Confidential Information shall not include information or material that (i) as of the date of receipt by a Party is available to the public in a manner not in breach of this Agreement or to a Packer Grower or to Sunkist or District Exchange by virtue of such Packer Grower’s membership in Sunkist or District Exchange; (ii) at the time of receipt by a Party was known to such Party and for which such Party can provide evidence of that knowledge to the reasonable satisfaction of the other relevant Party or Parties; (iii) at any time is received in good faith by a Party from a third party who or which is lawfully in possession of the information or material; provided, however, that the third party had the right to transfer the same to such Party when it did so; or (iv) a Party may be legally required to disclose under applicable Law or to enforce its rights and remedies hereunder in an arbitration or a legal proceeding. Each Party shall, both during the term hereof and following any termination of this Agreement, hold and maintain all Confidential Information in confidence, and shall require and take such actions to ensure that each of its employees and agents do the same. Except as hereafter authorized in writing by the relevant other Party or Parties, a Party shall not disclose any Confidential Information in any manner, whether via publication, electronic or facsimile medium or transmission, orally, in writing or otherwise, to any Person other than those Persons whose services are contemplated for the purposes of carrying out this Agreement, provided that such Persons agree to be bound by, and comply with the provisions of this Section.

9.            Indemnification. Packer shall and hereby does, promptly, competently, completely and at no cost to Sunkist or District Exchange, indemnify, hold harmless and agree to defend (with counsel reasonably acceptable to Sunkist or District Exchange, as the case may be) Sunkist, District Exchange, and their respective directors, officers, employees and agents, harmless from and against any and all third party actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, injuries to or death of natural persons, damages to or destruction of property, disbursements, expenses, and fees, including, without limitation, court or investigative costs and attorneys’ or accountants’ fees and expenses (all the foregoing collectively “Claims”), arising out of, or in connection with any act or omission by Packer, including, without limitation, any breach by Packer of the terms of this Agreement, including any Claim that the Packer Trademarks violate the trademark or any other intellectual property rights of any third party, except that the foregoing shall not apply as to Sunkist or District Exchange (as the case may be) to the extent (if any) it is responsible for any Excluded Claims. As used herein, “Excluded Claims” mean any Claims that (i) result directly and primarily from an act or omission of (as the case may be) Sunkist or District Exchange, including, without limitation, a breach by Sunkist or District Exchange of its obligations under this Agreement, or (ii) in respect to third-party suits alleging trademark and/or domain name infringement, resulting from Packer’s use of the Sunkist Trademark as authorized hereunder. Each of Sunkist and District Exchange (acting severally and not jointly) shall and hereby does, promptly, competently, completely and at no cost to Packer, indemnify, hold harmless and agree to defend (with counsel reasonably acceptable to Packer) Packer and its directors, officers, employees, and agents from and against any and all Excluded Claims for which such indemnitor is responsible.

10.            Damage Limitation. Each Party (and its officers, directors, employees, Affiliates, subsidiaries, members, agents and representatives) shall not be liable hereunder to any other Party for any punitive or exemplary damages.

11.            Arbitration And Litigation. Any and all disputes hereunder between Sunkist and/or District Exchange (on the one hand) and Packer (on the other hand), arising from this Agreement, shall be submitted to binding arbitration in the County of Los Angeles, State of California. The involved Parties shall agree on a single, neutral arbitrator or, failing such agreement after thirty (30) days following written demand for arbitration, the arbitrator shall be selected pursuant to the procedures of the California Arbitration Act (California Code of Civil Procedure section 1281.6). In addition, the ethics, disclosure, disqualification and other provisions of California Code of Civil Procedure sections 1281.85 through 1281.96, inclusive, shall apply. The arbitration itself, including related proceedings prior to the arbitration, shall be conducted pursuant to the American Arbitration Association’s commercial arbitration rules. Proceedings after any arbitration award shall be governed by California Code of Civil Procedure sections 1285 through 1288.8, inclusive. Notwithstanding the foregoing, one or more Parties, without waiting for the demand for or the conclusion of arbitration, may commence legal action in the appropriate venue to seek interim, provisional or other prejudgment relief or remedies (including, but not limited to, temporary restraining orders, preliminary injunctions and attachments), to the extent that the Party or Parties, in the exercise of good faith, believe that such relief or remedies are appropriate or necessary to protect that Party’s rights or property before the arbitration would be concluded. Any such legal action by one Party against another Party or Parties may be commenced and maintained only in a state or a federal court with venue and competent jurisdiction in the County of Los Angeles, State of California, and the Parties irrevocably submit and agree to the exclusive jurisdiction and venue of such courts, and waive any objection thereto, including, without limitation, any objection based upon forum non conveniens, or lack of personal jurisdiction.

12.            Time Limitations. No arbitration or legal action brought hereunder involving Sunkist (or an Affiliate thereof), District Exchange or Packer shall be had or maintained unless such arbitration or legal action is commenced within two (2) years after the alleged claim or alleged cause of action has accrued.

13.            Governing Law. This Agreement shall be governed by California law without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties.

14.            Transfer Without Consent Prohibited. Neither this Agreement nor any of the rights, permissions, licenses or privileges granted under this Agreement may be sold, assigned, conveyed, pledged, or otherwise transferred, by Packer without the prior, specific, written consent of Sunkist, which consent Sunkist may withhold or delay in its sole and complete discretion. Any attempt by Packer to sell, assign, convey, pledge (other than for financings in the normal course of business), or otherwise transfer in violation of this Section shall be null and void ab initio and of no force and effect, and shall constitute grounds for Sunkist's immediate termination of this Agreement at its option. For purposes of this Section, the sale, assignment, conveyance, pledge, or other transfer (whether in one transaction or a series of transactions occurring over any twelve-month period) of a cumulative thirty-three percent (33%) or more of Packer's voting power, stock or other equity shall constitute a transfer that requires Sunkist's prior written consent hereunder. Sunkist may assign its rights, permissions, licenses, and privileges under this Agreement to any parent or holding company of Sunkist or to any person or entity that acquires substantially all of Sunkist’s assets, whether by sale, merger, or otherwise. Subject to the foregoing, this Agreement is binding on the Parties’ successors and assigns expressly permitted hereunder.

15.            Severability of this Agreement. In the event that any of the provisions of this Agreement shall be declared by a court to be void or unenforceable, then such provision shall be severed from this Agreement without affecting the validity and enforceability of any of the other provisions hereof, and the Parties shall negotiate in good faith to replace such unenforceable or void provisions with a similar clause to achieve, to the extent permitted under law, the purpose and intent of the provisions declared void and unenforceable.

16.            Force Majeure. No Party shall be liable for any delays or failures to perform any of its obligations hereunder due to any causes or contingencies which are not reasonably foreseeable and are beyond such Party's reasonable control, including, but not limited to, severe weather (such as freezes), fires, accidents, acts of God and war; provided, however, that the Party whose performance is limited or prevented continues to use all commercially reasonable efforts to resume its performance hereunder.

17.            Incorporations; Captions; Interpretive Rules. Any preamble, recitals, schedules and exhibits hereto are hereby incorporated into this Agreement and made a part hereof, but any captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement. Defined terms used herein in the singular include the plural and vice-versa. “Hereto”, “hereunder”, “herein” and “hereof” refer to this Agreement in its entirety, and not to any particular paragraph, section or portion of this Agreement. All pronouns and all variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the context in which they are used may require.

18.            Notices. All notices, requests, demands and other communications to a Party hereunder shall be in writing and shall be given to such Party at its mailing address or facsimile number set forth below or such other mailing address or facsimile number as such Party may hereafter specify for the purpose of notice to the other Parties. Each such notice, request or other communication shall be effective if given: (i) by facsimile, when such facsimile is transmitted to the fax number specified pursuant to this Section and a confirmation report is produced by the sender’s fax machine; (ii) by registered or certified mail, return receipt requested, seventy-two (72) hours after such communication is deposited in the U.S. mails with postage prepaid, addressed as aforesaid; or (iii) by any other means (including, without limitation, reputable overnight courier service) when delivered at the mailing address specified pursuant to this Section.

If to Sunkist:

Sunkist Growers, Inc.

27770 N. Entertainment Drive

Valencia, CA 91355

Attention: Director, Grower Relations

With a copy to:

Sunkist Growers, Inc.

27770 N. Entertainment Drive

Valencia, CA 91355

Attention: Legal Department

If to District Exchange:

Saticoy Fruit Exchange

103 N. Peck Road

Santa Paula, CA 93060

Attention: President

With a copy to:

Musick, Peeler & Garrett, LLP

2801 Townsgate Rd, Ste 200

Westlake Village, CA 91361

Attention: Laura K. McAvoy, Esq.

If to Packer:

Limoneira Company

1141 Cummings Road

Santa Paula, CA 93060

Attention: Mark Palamountain

19.            Prior and Contemporaneous Amendments Superseded. This Agreement constitutes the entire agreement among the Parties, and supersedes and voids any and all prior and contemporaneous agreements, understandings, promises, representations, discussions, practices, methods of dealing and other communications among the Parties with respect to the subject-matter hereof.

20.            No Waivers; Remedies Cumulative. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

21.            Amendments and Waivers. Any addition, deletion, waiver or modification affecting this Agreement shall be effective only if in writing and signed by all Parties.

22.            Investigation. Notwithstanding any past, present or future right of any Party to investigate the affairs of another Party and notwithstanding any past, present or future knowledge of facts determined or determinable by such Party pursuant to such investigation or right of investigation, such Party has the right to rely upon the representations, warranties, and agreements now or hereafter made by any other Party hereunder.

23.            Time is of the Essence. Time is of the essence of this Agreement.

24.            Fair Construction. The terms of this Agreement have been negotiated by the Parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the Party causing this Agreement or any portion thereof to be drafted, or in favor of the Party receiving a particular benefit under the same. Without limiting the generality of the foregoing, this Agreement shall be construed without regard to, or aid of, California Civil Code Section 1654 or California Code of Civil Procedure Section 1864, and shall not be construed against a Party because of such Party's involvement in its preparation or drafting.

25.            Parties' Relationship. Notwithstanding any provision of this Agreement or any document or transaction contemplated hereby to the contrary, the relationship between the Sunkist and District Exchange on the one hand and Packer on the other in connection with this Agreement is intended to be, and the Parties specifically agree that it is, limited to a contractual relationship between third parties in a commercial transaction between sophisticated commercial Persons dealing with each other on an arm's-length basis.

26.            Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all Parties had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

27.            Parties’ Expenses. Each Party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

28.            Prevailing Party. If a Party brings any legal suit, action, arbitration or proceeding against another Party arising out of, relating to, or concerning the interpretation or the enforcement of rights and duties hereunder or any transaction related hereto (collectively, an "Action"), the losing Party shall pay to the prevailing Party a reasonable sum for attorneys' fees and shall reimburse all costs (whether or not such costs are otherwise recoverable under the provisions of the California Code of Civil Procedure or other statutory law of California or any other jurisdiction) incurred in connection with the prosecution or defense of such Action and/or enforcement of any judgment, order, ruling or award granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a judgment, order, ruling or award. “Prevailing Party” within the meaning of this Section includes, without limitation, a Party which agrees to dismiss an Action on the other Party's payment of some or all sums allegedly due or performance of some or all of the covenants allegedly breached, or which obtains substantially the relief sought by it.

29.            Survival. All indemnities, rights, remedies, representations and warranties contained herein shall survive the expiration or termination of this Agreement, and no termination or expiration hereof shall relieve either Party from liability for any previous breach of this Agreement. Without limiting the generality of the foregoing, the following sections shall survive any termination or expiration of this Agreement: Sections 4(d), 7 through 15 (inclusive), 18, 21, 28, 29 and 30.

30.            Liquidated Damages for Packer’s Breach. In the event that Packer breaches its obligations under Section 3(c) not to market, sell or dispose of, nor to attempt to market, sell or dispose of, any Grower citrus fruit except by or through Sunkist in accordance with the terms and conditions hereof, such act will injure Sunkist and District Exchange and its members in an amount that is, and will be, impractical and extremely difficult to determine and fix. The said damages are, therefore, fixed at one dollar ($1.00) per carton on all fresh fruit and sixty dollars ($60) per ton for all products fruit that is sold, marketed or disposed of contrary to the provisions of this Agreement. Packer shall pay said amount to Sunkist as liquidated damages, and in default of payment thereof to Sunkist upon demand, the same may be recovered in an arbitration or action in any court of competent jurisdiction in the name of Sunkist, and in any case, Sunkist shall recover from Packer in addition to said liquidated damages, all costs, premiums for bonds, expenses and fees, including attorneys’ fees, in such arbitration or action. Nothing contained in this Section shall limit or otherwise diminish Sunkist’s right to terminate this Agreement as provided elsewhere herein.

31.            Sunkist’s Use of Packer Trademarks. Sunkist shall ensure that its use of Packer Trademarks, including without limitation in advertising, marketing, and promotional materials, shall: i) comply with Packer’s guidelines (as provided by Packer in writing from time to time) concerning the form, manner, and presentation of Packer Trademarks; and ii) be only in connection with citrus fruit packed by Packer and thus ensuring a quality at least consistent with the standards and reputation symbolized by Packer Trademarks as of the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF this Agreement is executed as of the day and date first above written.

PACKER:
LIMONEIRA COMPANY

By:	/s/ Mark Palamountain
Name:	Mark Palamountain
Title:	CFO

DISTRICT EXCHANGE:
SATICOY FRUIT EXCHANGE

By:	/s/ Marty Coert
Name:	Marty Coert
Title:	President

SUNKIST:
SUNKIST GROWERS, INC.

By:	/s/ R. Scott Kimsey
Name:	R. Scott Kimsey
Title:	Corporate Secretary

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